Exhibit 99.2

Rafael Holdings Appoints Three Highly Experienced Biopharmaceutical Leaders to its Board of Directors

Ameet Mallik, Chief Executive Officer of Rafael Holdings, Shannon Thyme Klinger, Chief Legal Officer of Moderna, Inc., and Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of IconOVir Bio, to Join Board of Directors

NEWARK, NJ – June 14, 2021: Rafael Holdings, Inc., (NYSE: RFL), a pharmaceutical company focused on developing novel cancer metabolism therapeutics, today announced the appointment of three senior biopharmaceutical leaders to its Board of Directors: Ameet Mallik, Chief Executive Officer of Rafael Holdings; Shannon Thyme Klinger, Chief Legal Officer of Moderna, Inc., (NASDAQ GS: MRNA); and Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of IconOVir Bio.

“I am very pleased to have attracted three seasoned and accomplished executives of Ameet, Shannon and Mark’s caliber to the Rafael Holdings Board,” said Howard Jonas, Chairman of Rafael Holdings. “Each of them brings deep expertise from their remarkably successful careers to our Company. Their insights and guidance will prove tremendously valuable as we advance our pipeline of novel assets and continue to work toward building and evolving into a fully integrated commercial company.”

“Shannon and Mark are two of the best and brightest leaders within the industry, and I had the great fortune to work with both of them at Novartis,” said Ameet Mallik. “They will each bring invaluable experience and perspectives that will enable us to maximize the potential of our portfolio of novel therapeutics and progress toward our shared goal of improving and extending the lives of cancer patients.”

“Shannon and Mark are two of the best and brightest leaders within the industry, and I had the great fortune to work with both of them at Novartis,” said Ameet Mallik. “They will each bring invaluable experience and perspectives that will enable us to maximize the potential of our portfolio of novel therapeutics and progress toward our shared goal of improving and extending the lives of cancer patients.”

Ameet Mallik has over 16 years of experience at Novartis (NYSE: NVS), where he most recently served as Executive Vice President and Head, U.S. Oncology responsible for commercial and medical operations in the United States. Previously, Mr. Mallik served as the Global Head, Marketing, Value and Access and as Head, Latin America and Canada for Novartis Oncology. Mr. Mallik began his career at Novartis as Head of Strategic Planning and has held a number of commercial leadership roles at Novartis and Sandoz, a division of Novartis. At Sandoz, Mr. Mallik was Head of Biopharmaceuticals & Oncology Injectables.

Shannon Thyme Klinger serves as Chief Legal Officer of Moderna. Ms. Klinger also serves on Moderna’s Executive Committee and as Corporate Secretary. Before joining Moderna, Ms. Klinger served as Chief Legal Officer and a member of the Executive Committee at Novartis from 2018 to 2021. During Ms. Klinger’s ten-year tenure at Novartis, she held other roles of increasing responsibility, including as Novartis’ Chief Ethics, Risk & Compliance Officer and as the as Global Head Legal and General Counsel for Sandoz, a Novartis division. Shannon brings important global pharmaceutical experience across a wide range of strategically-important areas including legal, compliance, IP, business development, licensing, mergers and acquisitions, public/government affairs, communications, risk management, quality, and regulatory affairs.

“I am excited to be working again with Ameet and look forward to joining Howard Jonas and my colleagues on the board in partnering with the management team as the company continues its development of devimistat and focuses on further building out a pipeline focused on new approaches to fighting cancer,” Ms. Klinger stated.

Mark McCamish, MD, Ph.D., is President and Chief Executive Officer at IconOVir Bio, and previously served as the President and Chief Executive Officer of Forty Seven, Inc., where he led the company through critical phases of clinical development and its acquisition by Gilead (Nasdaq: GILD). Dr. McCamish is an international expert in biologic and biosimilars development and manufacturing and held senior executive roles at leading global pharmaceutical companies, including Abbott, Amgen, and Novartis/Sandoz. He led pioneering efforts in filing and launching biosimilars worldwide. Dr. McCamish is passionate about mentoring and developing people while focusing on meeting patient needs through efficient, commercially viable efforts.

“It is a true pleasure to be united again with Ameet to address patient’s needs through a unique metabolic approach to fighting cancer,” said Dr. McCamish. “I am impressed with how Howard Jonas and his team have advanced devimistat into the clinic with perseverance and urgency and I believe Ameet is the perfect leader to move the company forward to maximize patient benefit.”

About Rafael Holdings, Inc.:

Rafael Holdings is focused on development of novel cancer therapies. The company is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc. and LipoMedix Pharmaceuticals Ltd. Through its wholly owned Barer Institute subsidiary, the company is developing a pipeline of compounds focused on the regulation of cancer metabolism. For more information, visit www.rafaelholdings.com.

About Rafael Pharmaceuticals, Inc.:

Rafael Pharmaceuticals is a clinical-stage oncology company focused on selectively targeting cancer metabolic pathways while simultaneously harnessing the immune system to attack hard-to-treat cancers. The Company’s lead drug, CPI-613 (devimistat), is being evaluated in multiple clinical studies including two Phase 3 registrational clinical trials for metastatic pancreatic cancer and r/r acute myeloid leukemia. Multiple Phase 1/2 clinical trials are ongoing or planned in Biliary, r/r Burkitt, r/r Clear Cell Sarcoma, r/r T-cell lymphoma, r/r MDS, and Colorectal cancer.

The Company is continuing advance its internal cancer metabolism research programs and expects its Dual-SHMT Inhibitor to enter Phase 1 in late 2022. Raphael Pharmaceuticals’ investors include Rafael Holdings, Inc. (NYSE: RFL). For more information, please visit www.rafaelpharma.com.

Contact:

Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

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